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Exhibit 18.1

March 1, 2013

GT Advanced Technologies Inc.
20 Trafalgar Square
Nashua, New Hampshire

Dear Sirs/Madams:

        We have audited the financial statements of GT Advanced Technologies Inc. (the "Company") as of December 31, 2012 and March 31, 2012, and for the nine-month period ended December 31, 2012 and for the fiscal years ended March 31, 2012 and April 2, 2011, included in your Transition Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 1, 2013, which expresses an unqualified opinion and includes an explanatory paragraph emphasizing that the Company changed its fiscal year end from the Saturday closest to March 31 to December 31. Note 2 to such financial statements contains a description of the Company's adoption during the nine-month period ended December 31, 2012 of the change in the Company's annual goodwill impairment testing date from the day following the Saturday closest to December 31 to the day following the Saturday closest to September 30. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Boston, Massachusetts

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  Exhibit 18.1